EXHIBIT 4.1

SECOND AMENDMENT
TO
RIGHTS AGREEMENT

                    THIS SECOND AMENDMENT TO RIGHTS AGREEMENT ("Amendment"), dated as of March 28, 2008, is between MANATRON, INC., a Michigan corporation (the "Company"), and REGISTRAR AND TRANSFER COMPANY, a New Jersey corporation (the "Rights Agent"), and amends the Rights Agreement, dated as of June 16, 2007, as amended by Amendment Number One to Rights Agreement dated as of January 14, 2008, between the Company and the Rights Agent (the "Rights Agreement"). All capitalized terms in this Amendment which are not otherwise defined in this Amendment shall have the meanings given to them in the Rights Agreement.

Background

                    The Board of Directors of the Company has approved an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Manatron Intermediate Holdings, Inc., a Delaware corporation ("Parent"), and Manatron Merger Sub, Inc., a Michigan corporation and wholly-owned subsidiary of Parent ("Merger Sub"), providing for the Merger of Merger Sub with and into the Company (the "Merger");

                    The Board of Directors of the Company has determined that the Merger is fair to and in the best interests of the Company and its shareholders;

                    In connection with the Merger, the Board of Directors desires to terminate the Rights Agreement on the terms set forth in this Amendment; and

                    Section 26 of the Rights Agreement provides that, among other things, before the Distribution Date the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provisions of the Rights Agreement without the approval of any holders of certificates representing shares of Company Common Stock.

                    ACCORDINGLY, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties agree as follows:

          1.          Section 7(a) of the Rights Agreement is hereby deleted and replaced in its entirety with the following paragraph:

                    Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights.

          (a)          Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided in this Agreement including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share of Preferred Stock (or other shares, securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) the Effective Time (as that term is defined in a certain Agreement and Plan of Merger by and among the Company, Manatron Intermediate Holdings, Inc., and Manatron

Merger Sub, Inc.) or (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the earlier of (i) and (ii) being referred to in this Agreement as the "Expiration Date").

          2.          The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

          3.          All other provisions of the Rights Agreement that are not expressly amended by this Amendment shall continue in full force and effect. Notwithstanding the foregoing, the Rights Agent and the Company acknowledge and agree that upon the Expiration Date (as amended by this Amendment), the Rights Agreement shall terminate and be of no further force and effect.

          4.          This Amendment shall be effective as of, and immediately before, the Effective Time (as that term is defined in the Merger Agreement).

          5.          If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          6.          The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Amendment.

          7.          This Amendment shall be considered to be a contract made under the laws of New Jersey.

          8.          Exhibits A, B and C to the Rights Agreement shall be considered amended in a manner consistent with this Amendment.

          9.          This Amendment may be executed in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

* * *

                    The parties have caused this Second Amendment to Rights Agreement to be duly executed, as of the date first written above.

MANATRON, INC.		REGISTRAR AND TRANSFER COMPANY

By	/s/ G. William McKinzie	By	/s/ William P. Tatler
	G. William McKinzie		William P. Tatler
	President and Chief Operating Officer	Its	Vice President